EXHIBIT 10.14



      EXECUTIVE OFFICER PERFORMANCE PLAN

                Pentair, Inc.

Purpose
A primary objective of Pentair, Inc. ("Pentair" or "Corporate") is to be a top-performing company by consistently achieving profit performance that is higher than the performance of comparable companies. Pentair has also identified growth as a key strategy for the long term success of the business. The return on our investments, whether to support internal growth and improvements or make acquisitions, is also a key determinant of our business success and the return to our shareholders. Pentair expects to compensate executive officers for their performance against key financial measurements in accordance with the terms of the Executive Officer Performance Plan (EOPP).

Participation
Key employees in executive positions will be considered for participation. Participation is determined by the magnitude and scope of the employee's position and is subject to Pentair, Inc. Compensation Committee nomination. An employee who participates in this program is not eligible for the Pentair Management Incentive Plan.

Qualifying Positions and BOC Percentages
Bonus Opportunity Category (BOC) percentages are assigned to each qualifying position by the Compensation Committee based on competitive market data.

The current designed Qualifying Position and BOC percentage is:

     Qualifying Position           BOC Percentage
     Chairman, CEO                 71.5%

The BOC% for other positions that may qualify for future participation at the discretion of the Compensation Committee are:

President, Chief Operating Officer      58.5%
Executive VP                            52.0%
Other Sr. Officers                      45.5%

Establishment of Goals and Factors
Corporate Performance Goals and Factors
EOPP Goals are established for Corporate for the following three financial performance measurements: Earnings Per Share (EPS) Growth, Return on Invested Capital (ROIC) and Return on Sales
(ROS). EOPP Goals are a function of the overall financial goals for Pentair and are based on the comparative market data and the historical and expected performance of the company and its subsidiaries.

Financial performance that meets the EOPP Goals will result in a corporate performance factor of 1.00. Financial performance results that are below or above the EOPP Goals are indexed with factors ranging from a low of .50 to a high of 1.80. Any result falling between the stated goals and factors will be interpolated.

The EOPP Goals and factors established for the fiscal year are measured against Pentair's fiscal year performance for that year. They are determined early in the fiscal year by the Compensation Committee of the Board of Directors. They have been established to be used over multiple fiscal years, although they will be determined annually by the Compensation Committee.

Incentive Awards
Incentive Awards under the EOPP are determined according to the following formula:

     Incentive Award = Base Salary x BOC% x C.P.F.

     Base Salary = Actual base salary earning during the year

     BOC% = Bonus Opportunities Category Percentage

     C.P.F. = Corporate Performance Factor

Cash Pay-out Limit
The cash incentive award for the fiscal year will be limited to one times the participant's annual base salary. The portion in excess of one times the participant's annual base salary will be awarded as performance shares. The performance shares will be subject to the terms and provisions of the Omnibus Stock Incentive Plan.

Maximum Award
No participant will receive an Incentive Award (cash plus stock) greater than $1.5 million or 200% of annual base salary.

Timing of Pay-out
Incentive Awards for a fiscal year, shall be paid as soon as administratively possible after the annual audit is complete and the Compensation Committee has reviewed and approved the payment.

Corporate Performance Factor

The Corporate Performance Factor is based on actual fiscal year financial performance achieved as measured against the following goals, which when achieved will create shareholder value and move Pentair toward its top performance objectives. The goals to be measured are multiplicative to emphasize a balanced approach to financial performance.

          Earnings Per Share (EPS) Growth

          Return on Invested Capital (ROIC)

          Return on Sales (ROS)

Economic Value Added (EVA) is the concept used to measure shareholder value creation. (EVA is the "residual income" left over from operating profits after the cost of capital has been subtracted.) The three measures chosen encircle EVA. The strength of these measures is that they reflect shareholder value.

Pentair will have one primary measure and two secondary measures with factors based on the current and historical performance. Earnings Per Share Growth (EPS) will be primary and the secondary factors are ROIC and ROS. If Corporate attains the goal on each of the three measures the plan participants will receive a Corporate Performance factor of 1.00.
There will be a range of performance factors for each measure that when multiplied together give the total Corporate
Performance Factor.

Primary Factor x Second Factor #1 x Secondary Factor #2 =

     Corporate
                                             Performance
                                             Factor

Performance Multiplier Grid

                    Performance Factor Grid

                 Minimum   Below Goal   On Goal    Above Goal     Maximum
E.P.S. Growth   .50           .75        1.00      1.20  1.40   1.60   1.80
R.O.I.C.        .80           .90        1.00      1.10         1.20
R.O.S.          .80           .90        1.00      1.10         1.20    1.30

Corporate Performance
Factor*         .32                      1.00                           2.81

*Performance falling between stated factors will be interpolated.

Minimum Operating Income Requirement
If Pentair's operating income (after corporate charges) is zero or less, there will be no bonus payouts.

Consideration for Acquisitions/Divestitures
In the case of an acquisition, no special adjustment will be necessary. The additional sales, earnings, and invested capital will flow into the calculations and impact the results and payouts.

Divestitures will be excluded from the calculations. In the event of a divestiture, EOPP will be calculated based on results from continuing operations. Any financial gain/loss from the divestiture will be excluded from the EOPP calculation.

Approval of Final Awards
The Compensation Committee will review and approve all goals and final Incentive Awards granted under this plan. The Compensation Committee has the flexibility to reduce or eliminate the award based on its business judgment. The Compensation Committee does not have the authority or discretion to award more than the incentive award generated by the formula, subject to the stated limits.

General Provisions
1. Nothing contained herein shall be construed to limit or affect in any manner or degree the normal and usual powers of management, including the right to terminate the employment of any participant or remove him/her from participating in the EOPP at any time.

2. The judgment of the Compensation Committee in administering the EOPP will be final, conclusive and binding upon all officers and employees of Pentair and its subsidiaries, whether or not selected as participants hereunder, and their heirs, executors, personal representatives and assigns.

3. The Compensation Committee has the authority and duties to:

     a. Determine the rights and benefits under the EOPP of participants and other persons,

     b. Interpret the terms of the EOPP and apply them to different situations;

     c. Approve, process and direct the payment of EOPP benefits, and

     d. Adopt rules, procedures and forms which are appropriate for the smooth and proper operation of the EOPP.

4. In the event of death, a participant's designated beneficiary will be entitled to the participant's Plan benefits. If a participant does not designate a beneficiary, the participant's beneficiary(ies) will be determined according to the participant's will. If there is no will, the beneficiary(ies) shall be determined by the laws of descent and distribution of the state in which the participant is resident on the date of death.

5. A participant does not have the right to assign, transfer, encumber or dispose of any award under the Plan unit it is distributed to the participant. Also, no award is liable to the claims of any creditor of the participant until it is distributed to him or her.

6. The Compensation Committee subject to approval by the Pentair, Inc. Board of Directors, has the right to terminate the Plan at any time.

7. Calculations will exclude the impact of periodic change in accounting methods used by Pentair or required by the Financial Accounting Standards Board.